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As filed with the Securities and Exchange Commission on February 12, 2002
Registration No. 333-75954

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post Effective Amendment No. 2 to
FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

        PEREGRINE SYSTEMS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	95-3773312
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3611 Valley Centre Drive
San Diego, California 92130
(858) 481-5000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Eric P. Deller
Vice President and General Counsel
Peregrine Systems, Inc.
3611 Valley Centre Drive
San Diego, California 92130
(858) 481-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Douglas H. Collom
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
(650) 493-9300

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering. / /

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

        On December 26, 2001, Peregrine Systems, Inc. (the "Company") filed a registration statement on Form S-3 (File No. 333-75954) (the "Registration Statement"), covering 169,570 shares of the Company's common stock to be sold by certain stockholders of the Company. On January 15, 2002, the Securities and Exchange Commission (the "Commission") declared the Registration Statement effective. On February 1, 2002, the Company filed Post-Effective Amendment No. 1 to the Registration Statement to de-register the shares of its common stock ("Post-Effective Amendment No. 1"). Post-Effective Amendment No. 1 has not been declared effective by the Commission.

        The purpose of this Post-Effective Amendment No. 2 to the Registration Statement is to amend the filing made by Post-Effective Amendment No. 1 to: (i) reflect the correct number of shares of the Company's common stock that were resold by the selling stockholders under the Registration Statement during the period in which the Registration Statement was effective and prior to the date Post-Effective Amendment No. 1 was filed, (ii) reflect the correct number of shares of the Company's common stock registered pursuant to the Registration Statement remaining unsold during such period and (iii) de-register such correct number of unsold shares.

        The Registration Statement was filed in order to register shares of the Company's common stock issued to XTRA On-Line Corporation and to the former shareholders of Bodha.com, Inc. On November 30, 2001 the Company acquired certain assets of XTRA On-Line Corporation, a Delaware corporation, pursuant to the Asset Purchase Agreement dated November 30, 2001 by and among the Company, XTRA On-Line Corporation and an indirect wholly-owned subsidiary of the Company, and issued 114,908 shares of the Company's common stock to XTRA On-Line Corporation. On December 19, 2001 the Company acquired Bodha.com, Inc., a California corporation, pursuant to the Agreement and Plan of Reorganization dated November 30, 2001 by and among the Company, Bodha.com, Inc. and a wholly-owned subsidiary of the Company, and issued 54,662 shares of the Company's common stock to the former shareholders of Bodha.com, Inc.

        Pursuant to the terms of the Registration Rights Agreement between the Company and XTRA On-Line Corporation dated November 19, 2001 and the Declaration of Registration Rights between the Company and the former shareholders of Bodha.com, Inc. dated December 24, 2001, the Company's obligations to maintain the effectiveness of the Registration Statement under the Registration Rights Agreement and Declaration of Registration Rights expired on or before January 31, 2002.

        During the period in which the Registration Statement was effective and prior to the date Post-Effective Amendment No. 1 was filed, the selling stockholders resold 123,583 of the 169,570 shares registered under the Registration Statement. As of the expiration of this period, 45,987 shares registered under the Registration Statement remained unsold.

        Accordingly, the Company hereby de-registers the 45,987 shares of its common stock registered pursuant to the Registration Statement remaining unsold thereunder.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 12th day of February 2002.

PEREGRINE SYSTEMS, INC.
By:	/s/ MATTHEW C. GLESS Matthew C. Gless Executive Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ STEPHEN P. GARDNER* Stephen P. Gardner	Chief Executive Officer (Principal Executive Officer and Chairman of the Board of Directors)	February 12, 2002
/s/ MATTHEW C. GLESS Matthew C. Gless	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer) and Director	February 12, 2002
/s/ JOHN J. MOORES* John J. Moores	Director	February 12, 2002
/s/ CHRISTOPHER A. COLE* Christopher A. Cole*	Director	February 12, 2002
/s/ CHARLES E. NOELL, III* Charles E. Noell, III	Director	February 12, 2002
/s/ THOMAS G. WATROUS, SR.* Thomas G. Watrous, Sr.	Director	February 12, 2002
/s/ WILLIAM D. SAVOY* William D. Savoy	Director	February 12, 2002
/s/ WILLIAM B. RICHARDSON* William B. Richardson	Director	February 12, 2002

/s/ BARRY M. ARIKO* Barry M. Ariko	Director	February 12, 2002
/s/ RODNEY F. DAMMEYER* Rodney F. Dammeyer	Director	February 12, 2002
/s/ LAWRENCE L. GARLICK* Lawrence L. Garlick	Director	February 12, 2002

*By:	/s/ MATTHEW C. GLESS Matthew C. Gless Attorney-in-fact

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Post Effective Amendment No. 2 to FORM S-3 REGISTRATION STATEMENT Under The Securities Act of 1933